EXHIBIT 99.1
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[LOGO - THE PENN TRAFFIC COMPANY]



FOR IMMEDIATE RELEASE               CONTACT:    Marc Jampole
                                                Jampole Communications
                                                412-471-2463


                    PENN TRAFFIC TO SELL NINE BIG BEAR STORES


         SYRACUSE, NEW YORK, DECEMBER 5, 2003 - The Penn Traffic Company (OTC:
PNFTQ.PK) today announced that it is seeking permission from the U.S. Bankruptcy Court for the Southern District of New York in White Plains to sell nine Big Bear supermarkets in Ohio by the middle of December. A list of all stores to be sold is attached.

         Penn Traffic is asking the court to approve the sale of a group of five of Penn Traffic's Big Bear supermarkets to Giant Eagle for approximately $40,250,000 and a different group of two stores to Giant Eagle for approximately $6,500,000. Penn Traffic also intends to sell its Big Bear in The Plains to Bob Bay and Son Co.; and the Chillicothe Big Bear to Needler Enterprises, Inc. Penn Traffic said that it has rejected a previous bid by Kroger Co. to purchase 11 Big Bears.

         These sales agreements are a result of the auction of the assets of the Big Bear division that Penn Traffic held earlier this week. "There may be further sales of Big Bear assets in the future," said Steven G. Panagos, Penn Traffic's Interim Chief Executive Officer.

         Penn Traffic and its affiliates filed voluntary petitions for reorganization under chapter 11 of the U.S. Bankruptcy Code on May 30, 2003. "We are selling these stores as part of our efforts to emerge from chapter 11 as quickly as possible as a stronger, more competitive company," said Mr. Panagos.

         More information about Penn Traffic's reorganization case is available at the following phone numbers: Employees: 877-807-7097 (toll-free); Customers:
800-724-0205 (toll-free); Vendors and Suppliers: 315-461-2341.

FORWARD-LOOKING STATEMENTS
         This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions. These forward-looking statements include statements relating to our anticipated financial performance and business prospects. Statements preceded by, followed by or that include words such as `believe,' `anticipate,' `estimate,' `expect,' `could,' and other similar expressions are to be considered such forward-looking statements. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: the ability of the

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Company to improve its operating performance and effectuate its business plans;
the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of its credit facilities and to comply with the terms of its lending agreements or to amend or modify the terms of such agreements as may be needed from time to time; its ability to generate cash; its ability to attract and maintain adequate capital; its ability to refinance; increases in prevailing interest rates; court approval of the Company's motions prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization; the ability of the Company to obtain trade credit, and shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the Company's liquidity or results of operations; general economic and business conditions; competition, including increased capital investment and promotional activity by the Company's competitors; availability, location and terms of sites for store development; the successful implementation of the Company's capital expenditure program; labor relations; labor and employee benefit costs including increases in health care and pension costs and the level of contributions to the Company sponsored pension plans; the result of the pursuit of strategic alternatives; economic and competitive uncertainties; changes in strategies; changes in generally accepted accounting principles; adverse changes in economic and political climates around the world, including terrorist activities and international hostilities; and the outcome of pending or yet-to-be-instituted legal proceedings and governmental investigations. The Company cautions that the foregoing list of important factors is not exhaustive. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.


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         The Penn Traffic Company operates 211 supermarkets in Ohio, West
Virginia, Pennsylvania, upstate New York, Vermont and New Hampshire under the Big Bear, Big Bear Plus, BiLo, P&C and Quality trade names. Penn Traffic also operates a wholesale food distribution business serving 75 licensed franchises and 42 independent operators.



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                   PENN TRAFFIC SALES OF BIG BEAR SUPERMARKETS
                          ANNOUNCED ON DECEMBER 5, 2003


SOLD TO GIANT EAGLE

CITY AND STATE                       ADDRESS                         COUNTY

Columbus, OH                         280 East Whittier Street        Franklin
Columbus, OH                         1451 West Fifth Avenue          Franklin
Columbus, OH                         1798 Kingsdale Center           Franklin
Columbus, OH                         2801 North High Street          Franklin
Columbus, OH                         777 Neil Avenue                 Franklin
Marietta, OH                         128 Frontier Shopping Center    Washington
Newark, OH                           553 Hebron Road                 Licking

SOLD TO NEEDLER ENTERPRISES, INC.

Chillicothe, OH                      660 Central Center              Ross

SOLD TO BOB BAY & SON CO.

The Plains, OH                       70 North Plains Road            Athens